Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	December 28, 2020
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Acquires Dallas/Fort Worth Industrial Distribution Center

Chicago (December 28, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Fort Worth Distribution Center, a newly constructed, Class A, state-of-the-art warehouse/distribution center totaling 350,000 square feet located in the North Fort Worth/Alliance submarket, one of the top three warehouse markets within the greater Dallas/Fort Worth (DFW) Metroplex.

At over 800 million square feet of warehouse space, the DFW industrial market ranks as the fourth largest industrial hub in the U.S. LaSalle’s Research & Strategy group has identified DFW as one of the top performing industrial markets due to robust population and job growth driven by lower taxes and a favorable business climate which supports immigration and corporate relocations. Through mid-year 2020, the DFW industrial market had experienced 39 consecutive quarters of positive absorption despite a robust construction pipeline of new warehouses. Fort Worth Distribution Center’s 36-foot clear height, ample truck courts, newer construction features and excess trailer parking along with its immediate accessibility to essential transportation infrastructure including Interstate 35 and SH-114, the Alliance BNSF and Union Pacific intermodal rail hubs, FedEX Southwest Regional SortHub and Alliance and DFW airports – make it attractive to today’s demanding warehouse tenants.

This investment is JLL Income Property Trust’s fourth acquisition and fifth warehouse building acquired in the DFW market. JLL Income Property Trust’s industrial footprint in the DFW market now totals 1.4 million square feet and prior to this investment was fully leased.

“Acquiring a vacant warehouse directly from a developer in an off-market transaction is somewhat unique for us,” noted Allan Swaringen, President and CEO of JLL Income Property Trust. “However, given the nearly half a million square feet of leasing recently we’ve completed in 2020 across our 8 million-square-foot, nationally diversified industrial portfolio which itself is 99 percent leased and occupied, we remain bullish on the industrial sector overall and look to increase our allocation as we head into the new year. Once stabilized, this ‘lease-to-core’ investment will be highly accretive to our portfolio and may also provide an opportunity for growth given our above current market cap rate acquisition price.”

Fort Worth Distribution Center fits well with JLL Income Property Trust’s thesis of investing in institutional-quality industrial assets located in close proximity to irreplaceable hubs of transportation. JLL Income Property Trust’s aggregate industrial allocation is over $860 million, or approximately 28 percent of its 82-property, $3.2 billion diversified core real estate portfolio. It now owns 36 industrial properties in 12 key warehouse distribution markets throughout the country.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $65 billion of assets in private and public real estate property and debt investments as of Q3 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.